EXHIBIT 21

                      SPRINT SPECTRUM L.P. AND SUBSIDIARIES
                           SUBSIDIARIES OF REGISTRANT


Sprint Spectrum L.P. is the parent. The subsidiaries of Sprint Spectrum L.P. are as follows:



                                                                    Ownership
                                             Jurisdiction or        Interest
                                             Incorporation of      Held By Its
             Name                              Organization     Immediate Parent
-------------------------------------------- ----------------- -----------------
WirelessCo, L.P.                                  Delaware           99.8%

Sprint Spectrum Equipment Company, L.P.           Delaware           99.0%

Sprint Spectrum Realty Company, L.P.              Delaware           99.0%

Sprint Spectrum Finance Corporation               Delaware          100.0%